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                                                                      EXHIBIT 12

                        STERLING BANCORP AND SUBSIDIARIES
                     STATEMENT RE COMPUTATION OF RATIOS [1]


                                     Years Ended December 31,
                                   ----------------------------
                                    2001       2000       1999
                                   ------     ------     ------

Earnings to fixed charges (1)

Including interest on deposits      2.15x      1.81x      1.91x

Excluding interest on deposits      4.62x      3.28x      3.47x
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(1) For purposes of computing the ratios of earnings to fixed charges, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Fixed charges, including interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year.